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Exhibit 99

VIACOM REPORTS SECOND QUARTER 2003 RESULTS;
COMPANY INITIATES QUARTERLY CASH DIVIDEND

  •
  Quarterly Results Led by Double-Digit Operating Income Growth In Cable Networks, Television, Outdoor and Video Segments

  •
  Revenues Up 10%, Operating Income Increased 12% and Net Earnings Up 21%

  •
  Diluted Earnings Per Share of $.37 Up from $.31

  •
  Viacom Board Declares Quarterly Cash Dividend of $.06 Per Common Share

New York, New York, July 24, 2003—Viacom Inc. (NYSE: VIA and VIA.B) today reported results for the second quarter ended June 30, 2003.

        Viacom also announced that its Board of Directors has approved the payment of a dividend on Viacom Class A and Class B Common Stock. The Board declared an initial quarterly cash dividend of $.06 per share payable October 1, 2003 to shareholders of record at the close of business on August 15, 2003.

        For the second quarter of 2003, Viacom revenues increased 10% to a record $6.42 billion from $5.85 billion for the same quarter last year, led by segment growth of 22% in Cable Networks, 10% in both Television and Video and 9% in Outdoor. Contributing to 2003 second quarter results was growth in overall advertising revenues of 11%. For the six months ended June 30, 2003, Viacom reported revenues of $12.47 billion, an 8% increase over revenues of $11.52 billion for the first half of 2002.

        Record second quarter 2003 operating income of $1.32 billion increased 12% from $1.18 billion in the same quarter last year and was led by gains of 33% in Cable Networks, 13% in Television, 10% in Outdoor and 46% in Video. For the six months ended June 30, 2003, operating income increased 13% to $2.30 billion from $2.04 billion in the same prior-year period.

        Second quarter 2003 net earnings increased 21% to a record $660 million, or $.37 per diluted share, from $547 million, or $.31 per diluted share, in the same quarter last year. For the first half of 2003, Viacom reported net earnings (before cumulative effect of change in accounting principle) of $1.12 billion, or $.64 per diluted share, compared with $914 million, or $.51 per diluted share, in the same prior-year period.

        In May 2003, the Company completed its acquisition of the remaining 50% interest in Comedy Central that it did not already own for $1.2 billion in cash. Comedy Central's results have been consolidated as part of Cable Networks, effective from the date of its acquisition.

        Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, "Our record second quarter, with double-digit operating income growth in four major business segments, builds on the momentum we gathered in the first quarter of 2003, which was also a record period for Viacom. Spread across both advertising-based and non-advertising businesses, this strength once again highlights the fundamental growth attributes of Viacom's assets, our ability to consistently deliver superior results, and our ability to seize growth opportunities both internally and externally, such as our May acquisition of the outstanding interest of Comedy Central."

        "The initiation of a dividend by Viacom's Board of Directors underscores our confidence in the Company and highlights Viacom's financial strength and flexibility," Mr. Redstone added. "Viacom's ability to generate significant amounts of free cash flow, our impeccable balance sheet, and disciplined execution allow us to build shareholder value by growing internally, making accretive acquisitions, buying back our stock, and now, by returning value to shareholders in the form of a dividend. We believe that the unique combination of these attributes, including a quarterly cash payout, will make Viacom an even more attractive investment to an even broader range of investors who share our confidence in the Company's long-term growth potential."

        Mel Karmazin, President and Chief Operating Officer of Viacom, said, "Nearly every major business segment turned in an outstanding performance in the second quarter of 2003, which enabled Viacom to deliver the best second quarter in its history. Excellent execution at the operational level led the way to double-digit revenue and operating income growth and even stronger gains in net earnings and earnings per share, despite the continuing challenge of softness in the local advertising markets. In the second quarter, our Cable Networks and Television segments posted operating income gains of 33% and 13%, respectively, and our Outdoor and Video segments posted operating income increases of 10% and 46%, respectively, which made a major contribution to Viacom's ability to report 13% higher operating income for the first half of 2003. Looking ahead to 2004, Viacom is exceptionally well positioned to benefit from a robust upfront advertising market, a significant increase in political advertising and the return of the Super Bowl to CBS next year."

        Free cash flow for the second quarter of 2003 was $890 million versus $1.03 billion for the same prior-year period. The change in free cash flow was principally due to changes in working capital, higher cash taxes and capital expenditures versus the second quarter of 2002. Free cash flow reflects the Company's net cash flow from operating activities of $1.01 billion less capital expenditures of $122 million. Free cash flow for the six months ended June 30, 2003 was $1.48 billion versus $1.41 billion in the same prior-year period.

  Business Outlook

        The Company now believes that it will deliver high-single digit revenue growth and double-digit operating income growth for full year 2003. The Company further believes that it remains on track to deliver at least mid-teen growth in net earnings (before cumulative effect of change in accounting principle) and earnings per share for full year 2003. The Company sees continued strong growth for 2004.

  Consolidated Results

        The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the three and six months ended June 30, 2003 and 2002.

	Percentage of Total Revenues
	Three Months Ended June 30,		Six Months Ended June 30,
Revenues by Type
	2003	2002	2003	2002
Advertising sales	48%	47%	46%	46%
Rental/retail sales	21	21	23	22
Affiliate fees	9	9	10	10
Feature film exploitation	7	7	7	8
TV license fees	5	5	5	5
Other(a)	10	11	9	9

Total	100%	100%	100%	100%

(a)
Other primarily includes revenues from publishing, theme park operations and movie theaters.

Segment Results (Second Quarter 2003 versus Second Quarter 2002)

        The Company is a diversified worldwide entertainment company with six reportable segments: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor, (v) Entertainment, and (vi) Video.

Beginning January 1, 2003, the Company operates Infinity as two segments, Radio and Outdoor. Certain prior-period information has been reclassified to conform to the current segment presentation.

        Cable Networks revenues are generated primarily from advertising sales and affiliate fees. Television, Radio and Outdoor revenues are generated primarily from advertising sales. Television also generates revenues from television license fees. Entertainment revenues are generated primarily from feature film exploitation, publishing, theme park operations and movie theaters. Video generates revenues from its rental operations and retail sales of videocassettes (VHS), DVDs and games.

        The following tables present Viacom's revenues, operating income and depreciation and amortization for the three and six months ended June 30, 2003 and 2002 (dollars in millions).

	Three Months Ended June 30,			Six Months Ended June 30,
Revenues			Better/ (Worse)%			Better/ (Worse)%
	2003	2002		2003	2002
Cable Networks	$1,348.5	$1,105.0	22%	$2,516.7	$2,136.2	18%
Television	1,862.0	1,694.2	10	3,786.5	3,545.0	7
Radio	551.0	565.8	(3)	994.8	1,017.1	(2)
Outdoor	462.4	423.3	9	840.7	771.5	9
Entertainment	920.0	925.4	(1)	1,718.2	1,697.6	1
Video	1,392.2	1,271.0	10	2,910.0	2,597.0	12
Eliminations	(117.8)	(135.2)	13	(297.8)	(242.7)	(23)

Total Revenues	$6,418.3	$5,849.5	10%	$12,469.1	$11,521.7	8%

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Income			Better/ (Worse)%			Better/ (Worse)%
	2003	2002		2003	2002
Cable Networks	$492.8	$371.9	33%	$925.0	$728.0	27%
Television	392.2	345.9	13	634.8	560.3	13
Radio	266.0	278.9	(5)	456.6	468.6	(3)
Outdoor	78.3	71.5	10	103.7	97.1	7
Entertainment	72.2	112.2	(36)	93.7	154.6	(39)
Video	105.3	72.0	46	254.0	191.4	33
Corporate expenses	(50.6)	(42.9)	(18)	(80.7)	(72.9)	(11)
Residual costs	(36.6)	(22.0)	(66)	(73.2)	(44.0)	(66)
Eliminations	(4.1)	(9.7)	58	(11.6)	(39.8)	71

Total Operating Income	$1,315.5	$1,177.8	12%	$2,302.3	$2,043.3	13%

	Three Months Ended June 30,		Six Months Ended June 30,
Depreciation and Amortization
	2003	2002	2003	2002
Cable Networks	$48.0	$50.5	$95.7	$97.7
Television	37.0	35.6	74.0	69.3
Radio	7.0	8.2	13.9	16.0
Outdoor	54.7	50.6	106.9	101.5
Entertainment	32.5	31.1	62.4	59.3
Video	61.6	56.9	123.3	112.8
Corporate	5.6	5.8	11.4	11.5

Total Depreciation and Amortization	$246.4	$238.7	$487.6	$468.1

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, The New TNN, CMT and Comedy Central; BET; and Showtime Networks Inc.)

        For the quarter, Cable Networks revenues increased 22% to $1.35 billion from $1.11 billion, led by a 31% increase in advertising revenues. The increase in advertising revenues reflects growth of 33% at MTV Networks and 15% growth at BET. Comedy Central contributed 7% of Cable Networks advertising revenue growth for the quarter. Cable Networks affiliate fees grew by 10%. Ancillary revenues were up 52% over the year ago quarter led by higher contributions from the licensing of Nickelodeon consumer products. Operating income for Cable Networks increased 33% to $493 million from $372 million. As a percentage of revenues, operating income improved to 37% in 2003 compared with 34% in the prior year. Showtime subscriptions totaled 33.3 million at June 30, 2003.

        In May 2003, the Company completed its acquisition of the remaining 50% interest in Comedy Central that it did not already own for $1.2 billion in cash. Comedy Central's results have been consolidated in this segment as part of MTV Networks, effective from the date of its acquisition. MTV Networks recorded a restructuring charge of $18 million in the second quarter principally associated with the integration of Comedy Central and other lease obligations. Additionally, Showtime recorded a restructuring charge of $8 million in the second quarter of 2003 associated with organizational changes.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

        For the quarter, Television revenues increased 10% to $1.86 billion from $1.69 billion, and operating income increased 13% to $392 million from $346 million principally driven by advertising revenue growth of 9%. CBS and UPN Networks combined delivered 8% higher advertising revenues, led by CBS Sports. The Men's NCAA semi-finals aired in the second quarter of 2003 versus the first quarter last year, which resulted in higher revenues at CBS Network and Television Stations and higher sports rights amortization at CBS Network. The Stations group delivered 8% higher advertising revenues, with KCAL—TV Los Angeles, acquired May 2002, contributing 4%. Syndication revenues were higher than the prior year reflecting the launch of The Dr. Phil Show. The quarter also benefited from the DVD release of seasons two and three of Star Trek: Deep Space Nine. Operating income margin improved approximately one percentage point to 21%.

Radio (Radio Stations)

        For the quarter, Radio revenues decreased 3% to $551 million from $566 million, and operating income decreased to $266 million from $279 million. Local and national spot sales increased 3% for the quarter which were more than offset by lower ancillary revenues including lower consideration for management services provided to Westwood One, an affiliated company. Revenues from these arrangements with Westwood One were $16 million in the second quarter of 2003 and $38 million in the prior-year quarter. Radio expenses were essentially flat versus prior year as contractual talent increases and higher sports rights were offset by reductions in selling, general and administrative expenses. Operating income as a percentage of revenue decreased one percentage point to 48%.

Outdoor (Outdoor Advertising Properties)

        For the quarter, Outdoor revenues increased 9% to $462 million from $423 million, and operating income increased 10% to $78 million from $72 million in the prior year. Outdoor revenue increases were due to higher revenues from its European properties, principally from favorable exchange rates, and higher U.S. billboard revenues partially offset by declines in the U.S. transit business. Outdoor operating income increased primarily due to higher revenues. Operating income as a percentage of revenues was flat versus the comparable prior-year quarter.

Entertainment (Paramount Pictures, Simon & Schuster, Paramount Parks, Famous Players and Famous Music Publishing)

        For the quarter, Entertainment revenues of $920 million decreased 1% from $925 million, and operating income of $72 million decreased 36% from $112 million primarily reflecting lower results from Features and Parks partially offset by higher revenues from Theaters and Publishing. Feature film revenues were lower mainly due to lower network and pay television revenues partially offset by higher home video revenues. Second quarter 2003 domestic theatrical releases included The Italian Job and Rugrats Go Wild. Parks revenues decreased primarily driven by lower attendance. Theaters delivered higher revenues reflecting the impact of favorable Canadian dollar currency translation, higher average admission prices and increased per capita spending, partially offset by a decline in attendance. Publishing benefited from the success of Living History by Hillary Rodham Clinton, its top-selling title this quarter. Entertainment operating income was lower principally due to lower revenues as well as higher distribution costs for feature films.

Video (Blockbuster)

        For the quarter, Video revenues of $1.39 billion increased 10% from $1.27 billion, and operating income increased 46% to $105 million from $72 million for the same prior-year period. Revenue increases were driven by the net addition of 535 company-operated stores since June 30, 2002, as well as an increase in worldwide same store sales. Worldwide same store revenues increased 1.0% reflecting a 21.3% increase in retail same-store revenues due to strong growth in DVD retail offset by a 2.6% decrease in worldwide same-store rental revenues. The worldwide same-store rental revenues decrease was due to significantly lower advertising and rental product purchases, as well as an unfavorable quarter-over-quarter box office comparison for movie rental titles released in the second quarter of 2003. The increase in operating income reflected higher revenues coupled with growth in higher margin DVD rentals, lower overall rental product costs and significantly lower advertising costs. Total gross margin improved to 60.6% from 59.3% in the prior year, reflecting an increase in rental margins partially offset by a decrease in retail margins. Operating income as a percentage of revenues increased two percentage points to 8%. Blockbuster ended the quarter with 8,698 worldwide company-owned and franchise stores.

Corporate Expenses

        For the quarter, Corporate expenses, including depreciation, increased 18% to $51 million from $43 million compared with the prior-year period principally due to increases for directors and officers and property insurance premiums and professional fees, primarily audit.

Residual Costs

        Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses. For the quarter, residual costs increased to $37 million versus $22 million, principally due to actuarial losses from a lower discount rate and a decrease in the expected rate of return on plan assets in 2003.

Eliminations

        Eliminations of $4 million for the quarter ended June 30, 2003 versus $10 million for the comparable prior-year quarter primarily reflect intercompany transactions from the sale of television product and feature films to cable and broadcast networks.

  Other Matters

        During the first six months of 2003, the Company purchased approximately 5.4 million shares of its Class B Common Stock for approximately $232 million under its stock purchase program, of which approximately $90 million was spent in the second quarter. From July 1 through July 22, the Company purchased an additional 984,000 shares for approximately $43 million, leaving $2.6 billion remaining under the current $3.0 billion purchase program.

        Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, video and online. With programming that appeals to audiences in every demographic category across virtually all media, the Company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Viacom Outdoor, Infinity Broadcasting, UPN, The New TNN (to be renamed Spike TV in August), TV Land, Comedy Central, CMT: Country Music Television, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements

        This news release contains both historical and forward-looking statements. All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. The following important factors, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements: advertising market conditions generally; changes in the public acceptance of the Company's programming; changes in technology and its effect on competition in the Company's markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company's products; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company's businesses generally; and other factors described in the Company's previous news releases and filings made by the Company with the Securities and Exchange Commission including but not limited to the Company's Form 10-K for the period ended December 31, 2002. The forward-looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press: Carl D. Folta Senior Vice President, Corporate Relations (212) 258-6352 carl.folta@viacom.com	Investors: Martin Shea Senior Vice President, Investor Relations (212) 258-6515 marty.shea@viacom.com
Susan Duffy Vice President, Corporate Relations (212) 258-6347 susan.duffy@viacom.com	James Bombassei Vice President, Investor Relations (212) 258-6377 jim.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$6,418.3	$5,849.5	$12,469.1	$11,521.7

Operating income	1,315.5	1,177.8	2,302.3	2,043.3
Interest expense	(195.8)	(221.9)	(389.3)	(431.1)
Interest income	3.9	3.5	7.6	7.5
Other items, net	8.5	(27.3)	20.9	(18.3)

Earnings before income taxes	1,132.1	932.1	1,941.5	1,601.4
Provision for income taxes	(456.1)	(374.2)	(786.3)	(648.6)
Equity in loss of affiliated companies, net of tax	(2.4)	(3.7)	(2.4)	(17.8)
Minority interest, net of tax	(14.0)	(7.7)	(31.6)	(21.1)

Net earnings before cumulative effect of change in accounting principle	659.6	546.5	1,121.2	913.9
Cumulative effect of change in accounting principle, net of minority interest and tax	—	—	(18.5)	(1,480.9)

Net earnings (loss)	$659.6	$546.5	$1,102.7	$(567.0)

Basic earnings (loss) per common share:
Net earnings before cumulative effect of change in accounting principle	$.38	$.31	$.64	$.52
Cumulative effect of change in accounting principle, net	$—	$—	$(.01)	$(.84)
Net earnings (loss)	$.38	$.31	$.63	$(.32)
Diluted earnings (loss) per common share:
Net earnings before cumulative effect of change in accounting principle	$.37	$.31	$.64	$.51
Cumulative effect of change in accounting principle, net	$—	$—	$(.01)	$(.83)
Net earnings (loss)	$.37	$.31	$.63	$(.32)

Weighted average number of common shares outstanding:
Basic	1,746.2	1,756.1	1,746.1	1,754.8
Diluted	1,765.3	1,781.7	1,763.2	1,780.2

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Dollars in millions)

        The following tables set forth the Company's Operating Income before Depreciation and Amortization for the three and six months ended June 30, 2003 and 2002. The Company defines "Operating Income before Depreciation and Amortization" as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of change in accounting principle, net of minority interest and tax; Minority interest, net of tax; Equity in loss of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization. While this non - GAAP measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure now labeled Operating Income before Depreciation and Amortization is unchanged from the method previously used to calculate the measure formerly labeled EBITDA in prior disclosures.

        The Company uses Operating Income before Depreciation and Amortization, among other things, to evaluate the Company's operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, helps improve their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

        Since Operating Income before Depreciation and Amortization is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. Operating Income before Depreciation and Amortization, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As Operating Income before Depreciation and Amortization excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below reconciliations of Total Operating Income before Depreciation and Amortization to net earnings (loss) and Operating Income before Depreciation and Amortization for each segment to such segment's operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(continued)

(Unaudited; Dollars in millions)

	Three Months Ended June 30, 2003
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$540.8	$(48.0)	$492.8
Television	429.2	(37.0)	392.2
Radio	273.0	(7.0)	266.0
Outdoor	133.0	(54.7)	78.3
Entertainment	104.7	(32.5)	72.2
Video	166.9	(61.6)	105.3
Corporate expenses	(45.0)	(5.6)	(50.6)
Residual costs	(36.6)	—	(36.6)
Eliminations	(4.1)	—	(4.1)

Total	$1,561.9	$(246.4)	$1,315.5

	Three Months Ended June 30, 2002
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$422.4	$(50.5)	$371.9
Television	381.5	(35.6)	345.9
Radio	287.1	(8.2)	278.9
Outdoor	122.1	(50.6)	71.5
Entertainment	143.3	(31.1)	112.2
Video	128.9	(56.9)	72.0
Corporate expenses	(37.1)	(5.8)	(42.9)
Residual costs	(22.0)	—	(22.0)
Eliminations	(9.7)	—	(9.7)

Total	$1,416.5	$(238.7)	$1,177.8

	Three Months Ended June 30,
	2003	2002
Total operating income before depreciation and amortization	$1,561.9	$1,416.5
Depreciation and amortization	(246.4)	(238.7)

Operating income	1,315.5	1,177.8
Interest expense	(195.8)	(221.9)
Interest income	3.9	3.5
Other items, net	8.5	(27.3)

Earnings before income taxes	1,132.1	932.1
Provision for income taxes	(456.1)	(374.2)
Equity in loss of affiliated companies, net of tax	(2.4)	(3.7)
Minority interest, net of tax	(14.0)	(7.7)

Net earnings before cumulative effect of change in accounting principle	659.6	546.5
Cumulative effect of change in accounting principle, net of minority interest and tax	—	—

Net earnings	$659.6	$546.5

	Six Months Ended June 30, 2003
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$1,020.7	$(95.7)	$925.0
Television	708.8	(74.0)	634.8
Radio	470.5	(13.9)	456.6
Outdoor	210.6	(106.9)	103.7
Entertainment	156.1	(62.4)	93.7
Video	377.3	(123.3)	254.0
Corporate expenses	(69.3)	(11.4)	(80.7)
Residual costs	(73.2)	—	(73.2)
Eliminations	(11.6)	—	(11.6)

Total	$2,789.9	$(487.6)	$2,302.3

	Six Months Ended June 30, 2002
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$825.7	$(97.7)	$728.0
Television	629.6	(69.3)	560.3
Radio	484.6	(16.0)	468.6
Outdoor	198.6	(101.5)	97.1
Entertainment	213.9	(59.3)	154.6
Video	304.2	(112.8)	191.4
Corporate expenses	(61.4)	(11.5)	(72.9)
Residual costs	(44.0)	—	(44.0)
Eliminations	(39.8)	—	(39.8)

Total	$2,511.4	$(468.1)	$2,043.3

	Six Months Ended June 30,
	2003	2002
Total operating income before depreciation and amortization	$2,789.9	$2,511.4
Depreciation and amortization	(487.6)	(468.1)

Operating income	2,302.3	2,043.3
Interest expense	(389.3)	(431.1)
Interest income	7.6	7.5
Other items, net	20.9	(18.3)

Earnings before income taxes	1,941.5	1,601.4
Provision for income taxes	(786.3)	(648.6)
Equity in loss of affiliated companies, net of tax	(2.4)	(17.8)
Minority interest, net of tax	(31.6)	(21.1)

Net earnings before cumulative effect of change in accounting principle	1,121.2	913.9
Cumulative effect of change in accounting principle, net of minority interest and tax	(18.5)	(1,480.9)

Net earnings (loss)	$1,102.7	$(567.0)

        Free cash flow reflects the Company's net cash flow from operating activities less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company's ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company's operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

        As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

        The following table presents a reconciliation of the Company's net cash flow provided by operating activities to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net cash flow provided by operating activities	$1,011.3	$1,143.4	$1,710.7	$1,614.8
Less capital expenditures	121.5	113.3	229.4	204.5

Free cash flow	$889.8	$1,030.1	$1,481.3	$1,410.3

        The following table presents a summary of the Company's cash flows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net cash flow provided by operating activities	$1,011.3	$1,143.4	$1,710.7	$1,614.8
Net cash flow used for investing activities	$(1,349.2)	$(777.3)	$(1,508.8)	$(915.3)
Net cash flow provided by (used for) financing activities	$555.1	$(256.6)	$48.0	$(772.1)

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VIACOM REPORTS SECOND QUARTER 2003 RESULTS; COMPANY INITIATES QUARTERLY CASH DIVIDEND
VIACOM INC. AND SUBSIDIARIES CONDENSED STATEMENTS OF OPERATIONS (Unaudited; all amounts, except per share amounts, are in millions)
VIACOM INC. AND SUBSIDIARIES SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (Unaudited; Dollars in millions)
VIACOM INC. AND SUBSIDIARIES SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued) (Unaudited; Dollars in millions)